                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              HUBBELL INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[HUBBELL LOGO]

HUBBELL INCORPORATED
584 Derby Milford Road, Orange, Connecticut 06477-4024
--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 1998
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS:

         Notice is hereby given that the Annual Meeting of Shareholders of Hubbell Incorporated (the "Company") will be held at The Ohio Brass Company subsidiary's facility, 1850 Richland Avenue, E., Aiken, South Carolina 29801, on Monday, May 4, 1998 at 11:00 A.M. local time for the purpose of considering and acting upon the following proposals:

         1. Election of Directors of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors may be elected and qualified.

         The following persons have been designated by the Board of Directors for nomination as Directors:

E. Richard Brooks              Malcolm Wallop                 Joel S. Hoffman
George W. Edwards, Jr.         Daniel J. Meyer                G. Jackson Ratcliffe
Andrew McNally IV              Horace G. McDonell             John A. Urquhart

         2. The ratification of the selection of independent accountants to examine the annual financial statements for the Company for the year 1998.

         3. An amendment to the Company's Restated Certificate of Incorporation (the "Certificate") to permit the Company to engage in any lawful business for which corporations may be formed under the laws of the State of Connecticut.

         4. An amendment to the Certificate to provide additional indemnification to directors and officers of the Company and to permit indemnification for employees and agents in certain circumstances.

         5. Amendments to the Certificate to provide for various conforming changes intended to update citations to the Connecticut General Statutes, to provide flexibility with respect to locating the Company's headquarters, and to ensure consistency of the language throughout the Certificate.

         6.  A shareholder proposal on Board diversity.

         7. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     Accompanying this Notice of Annual Meeting is a form of proxy and a proxy statement. Copies of the Company's Annual Report for the year ended December 31, 1997 have been mailed under separate cover to all shareholders.
--------------------------------------------------------------------------------

IMPORTANT: IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. THEREFORE, PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

     The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournments thereof. The transfer books will not be closed.

                       By order of the Board of Directors

                                                      RICHARD W. DAVIES
                                                       Vice President,
                                                     General Counsel and
                                                          Secretary

Dated:  March 23, 1998

                              HUBBELL INCORPORATED

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 1998
                               ------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Hubbell Incorporated, a Connecticut corporation (the "Company"), to be voted at its Annual Meeting of Shareholders to be held at The Ohio Brass Company subsidiary's facility, 1850 Richland Avenue, E., Aiken, South Carolina 29801, on Monday, May 4, 1998, and any adjournments thereof. Commencing on or about March 27, 1998, copies of this Proxy Statement and the proxy form are being mailed to all shareholders. Copies of the Company's Annual Report for 1997 have been mailed under separate cover to all shareholders.

     Any shareholder executing a proxy may revoke it at any time prior to its use. The Company will treat any duly executed proxy as not revoked until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date or, in the case of death or incapacity of the person executing the same, written notice thereof. A proxy also may be revoked by voting by ballot at the annual meeting.

                    VOTING RIGHTS AND SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The record date for the determination of shareholders entitled to vote at the meeting is the close of business on March 13, 1998. On March 13, 1998, the Company had outstanding 11,132,778 shares of Class A Common Stock, par value $.01 per share, and 55,822,116 shares of Class B Common Stock, par value $.01 per share, and no other voting securities. Each share of Class A Common Stock is entitled to twenty votes and each share of Class B Common Stock is entitled to one vote. The vote required for each proposal to be acted upon at this meeting is set forth in the description of that proposal.

     The following table sets forth as of March 13, 1998, or such other date as indicated in the table, each of the persons known to the Company to own beneficially shares representing more than 5% of any class of the Company's outstanding voting securities, with the percent of class stated therein being based upon the outstanding shares on March 13, 1998.

                                                               AMOUNT AND
                                                               NATURE OF
                                 NAME AND ADDRESS OF           BENEFICIAL           PERCENT
    TITLE OF CLASS                 BENEFICIAL OWNER            OWNERSHIP            OF CLASS
-----------------------          -------------------           ----------           --------
Class A Common Stock     Andrew McNally IV, G. J. Ratcliffe,   2,734,240(1)(2)(4)    24.56%
                           and John A. Urquhart, as trustees
                           under a Trust Indenture dated
                           September 2, 1957 made by Louie E.
                           Roche (the "Roche Trust"), c/o
                           Hubbell Incorporated, 584 Derby
                           Milford Road, Orange, Connecticut
                           06477

                                                               AMOUNT AND
                                                               NATURE OF
                                 NAME AND ADDRESS OF           BENEFICIAL           PERCENT
    TITLE OF CLASS                 BENEFICIAL OWNER            OWNERSHIP            OF CLASS
-----------------------          -------------------           ----------           --------
Class A Common Stock     Andrew McNally IV, G. J. Ratcliffe,   1,855,840(2)(3)(4)    16.67%
                           and John A. Urquhart, as trustees
                           under a Trust Indenture dated
                           August 23, 1957 made by Harvey
                           Hubbell (the "Hubbell Trust"), c/o
                           Hubbell Incorporated, 584 Derby
                           Milford Road, Orange, Connecticut
                           06477
Class B Common Stock     Trustees of General Electric Pension  4,179,375(5)            7.49
                           Trust, General Electric Investment
                           Corporation and GE Investment
                           Management Incorporated
                           (collectively), 3003 Summer
                           Street, P.O. Box 7900,
                           Stamford, Connecticut 06904
Class B Common Stock     T. Rowe Price Associates, Inc.,       3,144,225(6)            5.63
                           100 E. Pratt Street,
                           Baltimore, Maryland 21202

---------------

     (1) The beneficiaries of such trust are the issue of Harvey Hubbell and their spouses.

     (2) The Trust Indenture requires that, so long as no bank or trust company is acting as a trustee, there shall be three individuals acting as trustees, each of whom, so long as any securities of the Company are held by the trust, must be an officer or Director of the Company. The Trust Indenture provides that successor trustees are to be appointed by the trustees then in office. The trustees have shared voting and investment power with respect to the securities of the Company held in such trust.

     (3) The beneficiaries of such trust are Virginia H. Leighton during her life and thereafter the issue of Harvey Hubbell.

     (4) In addition, Messrs. McNally, Ratcliffe, and Urquhart beneficially own shares of the Company's Common Stock. Mr. Ratcliffe holds unexercised options for the purchase of the Company's Class B Common Stock and is a Trustee of the Harvey Hubbell Foundation which owns 106,304 shares of Class A Common Stock and 29,358 shares of Class B Common Stock. (See "Election of Directors" and table captioned "Aggregated Options/SAR Exercises During 1997 Fiscal Year and Fiscal Year-End Option/SAR Values".)

     (5) The Company has received a copy of Schedule 13G as filed with the Securities and Exchange Commission ("SEC") by the Trustees of General Electric Pension Trust, General Electric Investment Corporation and GE Investment Management Incorporated reporting ownership of these shares as of December 31, 1997. As reported in said Schedule 13G, the Trustees of General Electric Pension Trust have shared voting and dispositive power for 1,872,556 of such shares, General Electric Investment Corporation has sole voting and dispositive power for 1,439,320 of such shares and shared voting and dispositive power for 1,872,556 of such shares, and GE Investment Management Incorporated has sole voting and dispositive power for 867,499 of such shares.

     (6) The Company has received a copy of Schedule 13G as filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates") reporting ownership of these shares as of December 31, 1997. As reported in said Schedule 13G, Price Associates has sole voting power for 534,913 of such shares and sole dispositive power for 3,141,625 of such shares.

                               ------------------

     The following table sets forth as of March 13, 1998, the equity securities of the Company beneficially owned by each of the Directors and named executive officers of the Company, and by all Directors and executive officers of the Company as a group (14 persons):

                                                                    AMOUNT AND
                                                                    NATURE OF             PERCENT
                                                                    BENEFICIAL              OF
                NAME                       TITLE OF CLASS        OWNERSHIP(1)(2)           CLASS
                ----                       --------------        ---------------          -------
E. Richard Brooks....................   Class A Common                    600               0.01%
George W. Edwards, Jr. ..............   Class A Common                  1,000               0.01
                                        Class B Common                    156                 --
Joel S. Hoffman......................   Class A Common                  2,574               0.02
                                        Class B Common                    469                 --
Horace G. McDonell...................   Class A Common                  1,000               0.01
                                        Class B Common                    272                 --
Andrew McNally IV....................   Class A Common              4,590,080(3)           41.23
                                        Class B Common                  8,512               0.02
Daniel J. Meyer......................   Class B Common                    726                 --
G. Jackson Ratcliffe.................   Class A Common              4,820,672(3)(4)        43.30
                                        Class B Common                469,267(5)            0.84
John A. Urquhart.....................   Class A Common              4,590,080(3)           41.23
                                        Class B Common                  3,226               0.01
Malcolm Wallop.......................   --                                 --                 --
Vincent R. Petrecca..................   Class A Common                 95,476               0.86
                                        Class B Common                273,732               0.49
Harry B. Rowell, Jr. ................   Class A Common                168,911(4)            1.52
                                        Class B Common                287,903(5)            0.52
Thomas H. Pluff......................   Class A Common                  1,735               0.02
                                        Class B Common                 75,837               0.14
Richard W. Davies....................   Class A Common                130,698(4)            1.17
                                        Class B Common                101,191(5)            0.18
All Directors and executive officers
  as a group.........................   Class A Common              5,025,243(3)(4)        45.14
                                        Class B Common              1,221,994(5)            2.19

---------------

(1) The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated and include the following shares obtainable within sixty days of March 13, 1998 by the exercise of stock options pursuant to the Company's 1973 Stock Option Plan for Key Employees (the "1973 Plan"): Mr. Ratcliffe -- 264,197 shares of Class B Common, Mr. Petrecca -- 20,000 shares of Class A Common and 207,865 shares of Class B Common, Mr. Rowell -- 20,000 shares of Class A Common and 207,865 shares of Class B Common, Mr. Pluff -- 65,897 shares of Class B Common, and Mr. Davies -- 48,110 shares of Class B Common; and all executive officers as a group -- 46,000 shares of Class A Common Stock and 848,165 shares of Class B Common Stock.

(2) Does not include share units (representing shares of Class A Common Stock and Class B Common Stock) credited to and held under the Company's deferred compensation program for Directors who are not employees of the Company, as discussed below under "Compensation of Directors". As of March 13, 1998, the following have been credited under the deferred compensation program: Mr. Brooks -- 1,359 shares each of Class A and Class B Common Stock; Mr.
    Edwards -- 4,296 shares each of Class A and Class B Common Stock; Mr. Hoffman -- 6,611 shares each of Class A and Class B Common Stock; Mr. McDonell -- 10,239 shares each of Class A and Class B Common Stock; Mr. McNally -- 16,832 shares each of Class A and Class B Common Stock; Mr.
    Meyer -- 3,537 shares each of Class A and Class B Common Stock; Mr.
    Urquhart -- 570 shares each of Class A and Class B Common Stock; and Mr. Wallop -- 318 shares each of Class A and Class B Common Stock.

(3) Includes 2,734,240 shares of Class A Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power; and 1,855,840 shares of Class A Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power.

(4) Includes 106,304 shares of Class A Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and Davies are co-trustees and have shared voting and investment power.

(5) Includes 29,358 shares of Class B Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and Davies are co-trustees and have shared voting and investment power.

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than eleven Directors who shall be elected annually by the shareholders. The Board has fixed the number of Directors at nine, and the following persons are proposed as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Directors should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted for the purposes of the election of Directors.

                                                                                   YEAR FIRST
                                                                                    BECAME A
        NAME             AGE(1)                PRINCIPAL OCCUPATION                 DIRECTOR
        ----             ------                --------------------                -----------
G. Jackson Ratcliffe.....   61    Chairman of the Board, President and Chief          1980
                                  Executive Officer of the Company. Director of
                                    Aquarion Company, Praxair, Inc. and Olin
                                    Corporation.
E. Richard Brooks........   60    Chairman, President and Chief Executive             1993
                                  Officer of Central and South West Corporation
                                    (utility holding company).

                                                                                   YEAR FIRST
                                                                                    BECAME A
        NAME             AGE(1)                PRINCIPAL OCCUPATION                 DIRECTOR
        ----             ------                --------------------                -----------
George W. Edwards,         58     Retired President and Chief Executive Officer       1990
  Jr. ...................         of The Kansas City Southern Railway Company
                                    (railroad). Chairman of the Board and a
                                    Director of El Paso Electric Company and
                                    Aquarion Company.
Joel S. Hoffman..........   59    Partner of Simpson Thacher and Bartlett, a New      1989
                                    York City law firm.
Horace G. McDonell.......   69    Retired Chairman and Chief Executive Officer        1985
                                  of The Perkin-Elmer Corporation (manufacturer
                                    of diverse high technology products).
                                    Director of Ethan Allen Inc.
Andrew McNally IV........   58    Retired Chairman and Chief Executive Officer        1980
                                  of Rand McNally & Company (printing,
                                    publishing and map-making). Director of Borg
                                    Warner Security Corp., Mercury Finance,
                                    Morgan Stanley Funds, and Zenith Electronics
                                    Corp.
Daniel J. Meyer..........   61    Chairman of the Board, President and Chief          1989
                                  Executive Officer of Cincinnati Milacron Inc.
                                    (factory automation for metal working and
                                    plastics processing). Director of Star Banc
                                    Corporation and The E. W. Scripps Company.
John A. Urquhart.........   69    President of John A. Urquhart Associates            1991
                                  (management consultant) and Vice Chairman and
                                    a Director of Enron Corp. (natural gas
                                    pipeline system). Director of Teco Energy,
                                    Incorporated, a public utility holding
                                    company, and its subsidiary, Tampa Electric
                                    Company, Aquarion Company, The Weir Group
                                    plc., Catalytica, Inc., and its subsidiary,
                                    Catalytica Combustion Systems, Inc.

Malcolm Wallop...........   65    Chairman and President of Frontiers of Freedom      1995
                                    Foundation (non-profit foundation). Director
                                    of El Paso Natural Gas Company.

---------------

(1) As of March 13, 1998.

     Each of the individuals was elected as a Director by the shareholders of the Company.

     During the five years ended December 31, 1997, Messrs. Brooks, Hoffman, Edwards, McDonell, McNally, Meyer, Ratcliffe and Urquhart have either been retired or held the principal occupation set forth above opposite their names.

     Mr. Wallop has served as President of Frontiers of Freedom Foundation since January 2, 1995. From 1976 until his retirement on January 1, 1995, he served as a United States Senator from the State of Wyoming.

     Messrs. Brooks, Hoffman, McDonell, Meyer, and Wallop serve as members of the Audit Committee, with Mr. McDonell as Chairman. The Audit Committee, which consists of Directors who are not employees of the Company, met two times in 1997. The Audit Committee recommends to the Board of Directors of the Company the appointment of independent accountants to serve as auditors for the following year, subject to ratification by the shareholders at the Annual Meeting; meets periodically with the independent accountants, internal auditors, and appropriate personnel responsible for the management of the Company and subsidiary companies concerning the adequacy of internal controls and the objectivity of the financial reporting of the Company; and reviews and approves the scope of the audit and fees for audit and non-audit services performed by the independent accountants. The independent accountants and the Company's internal auditors each meet alone with the Audit Committee and have access at any time to the Audit Committee.

     Messrs. Edwards, Hoffman, McDonell, and Ratcliffe serve as members of the Executive Committee, with Mr. Ratcliffe as Chairman. The Executive Committee, which did not meet in 1997, exercises, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Company, except certain powers enumerated in the By-Laws of the Company.

     Messrs. Edwards, McDonell, McNally, and Urquhart serve as members of the Compensation Committee, with Mr. Edwards as Chairman. The Compensation Committee, which met two times in 1997, is charged with the duties of recommending to the Board of Directors the remuneration (salary plus additional compensation and benefits) of the Chief Executive Officer and, after consultation with him, the remuneration of all other corporate officers; reviewing the remuneration for senior executives; approving stock option grants; recommending (for approval) to the Board of Directors pension changes, and other significant benefits or perquisites; reviewing the existing senior executive resources of the Company and the plans for the development of qualified candidates, and reporting to the Board of Directors annually; recommending to the Board of Directors (for approval) changes proposed by the Chief Executive Officer pertaining to organization structure or appointment of the Company's officers; and conducting annually with the Chief Executive Officer an appraisal of the performance of the Chief Executive Officer and reviewing the latter's appraisal of the performance of the other members of the Company's key management group.

     Messrs. Brooks, McNally, Meyer, Ratcliffe, Urquhart, and Wallop serve as members of the Finance Committee, with Mr. McNally as Chairman. The Finance Committee, which met two times in 1997, recommends to the Board of Directors of the Company proposals concerning long and short-term financing, material divestments and acquisitions, cash and stock dividend policies, programs to repurchase the Company's stock, stock splits, and other proposed changes in the Company's capital structure; periodically reviews the Company's capital expenditure policy and recommends changes to the Board of Directors, where appropriate, and, when requested by the Board of Directors, reviews and makes recommendations to the Board of Directors with respect to proposals concerning major capital expenditures and leasing arrangements; reviews annually the Company's insurance programs and their adequacy to protect against major losses and liabilities; reviews and monitors the administration and asset management of the Company's employee benefit plans, including the selection of investment and other advisors, the allocation of assets between fixed income and equity, and the performance of plan investment managers; and reviews and monitors the administration of the Company's cash and investment portfolios, including the Company's investment guideline policies.

     The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole. The Company's By-Laws contain time limitations, procedures and requirements relating to shareholder nominations of Directors. Any shareholder who intends to bring before the annual meeting of shareholders any nomination for Director shall deliver not less than fifty days prior to the date of the meeting written notice to the Secretary of the Company setting forth specified information with respect to the shareholder and additional information as would be required under SEC regulations for a proxy statement used to solicit proxies for such nominee.

     Five meetings of the Board of Directors of the Company were held during the year ended December 31, 1997.

                             EXECUTIVE COMPENSATION

CASH AND OTHER FORMS OF COMPENSATION

     The following table sets forth the aggregate cash and other compensation paid or accrued by the Company for services rendered in all capacities to the Company and its subsidiaries to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                              COMPEN-
                                                 ANNUAL COMPENSATION          SATION
                                            -----------------------------   -----------
                                                                   OTHER    SECURITIES       ALL
                                                                  ANNUAL    UNDERLYING      OTHER
                                                                  COMPEN-    OPTIONS/      COMPEN-
    NAME AND PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   SATION      SARS(2)     SATION(3)
-----------------------------------  ----   --------   --------   -------   -----------   ---------
G.J. Ratcliffe.....................  1997   $650,000   $780,000   $17,201     120,000      $54,140
  Chairman of the Board, President   1996    600,000    700,000   18,360      100,000       45,550
  and Chief Executive Officer        1995    500,000    550,000    4,297      100,000       43,850

V. R. Petrecca.....................  1997    318,240    353,000    7,750       40,000        4,140
  Executive Vice President           1996    306,000    336,000    5,455       40,000        3,450
                                     1995    293,830    280,000      335       40,000        3,450

H. B. Rowell.......................  1997    312,000    370,000    9,788       50,000        4,140
  Executive Vice President           1996    300,000    336,000    7,258       40,000        3,450
                                     1995    287,410    270,000    1,805       40,000        3,450

T. H. Pluff........................  1997    242,200    125,000    4,496       18,000        4,140
  Group Vice President               1996    232,900    120,000    3,928       16,000        3,450
                                     1995    223,910    100,000    3,655       16,000        3,450

R. W. Davies.......................  1997    208,000     95,000    5,857       12,000        4,140
  Vice President, General Counsel    1996    200,000     90,000    5,927       12,000        3,450
  and Secretary                      1995    183,790     75,000    3,927       12,000        3,450

---------------
(1) Reflects bonus earned during fiscal year under the Company's incentive compensation plans.

(2) Class B Common Stock; option grants for 1995 adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid on August 9, 1996.

(3) Includes (a) premiums under the Company's supplemental medical plan which provides for reimbursement of certain medical expenses not covered by the Company's group insurance policy and (b) Director and Board committee fees for Mr. Ratcliffe of $50,000 in 1997, $42,100 in 1996 and $40,400 in 1995.

                   OPTIONS/SAR GRANTS DURING 1997 FISCAL YEAR

     The following table provides information on option grants in fiscal 1997 to the named executive officers of the Company.

                                             INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                       --------------------------------------------------------------          VALUE AT
                         NUMBER OF         PERCENT OF                                       ASSUMED ANNUAL
                         SECURITIES           TOTAL                                      RATES OF STOCK PRICE
                         UNDERLYING       OPTIONS/SARS        EXERCISE                     APPRECIATION FOR
                          OPTIONS/         GRANTED TO         OR BASE                         OPTION TERM
                            SARS            EMPLOYEES          PRICE       EXPIRATION   -----------------------
         NAME            GRANTED(1)      IN FISCAL YEAR      ($/SHARE)        DATE        5%(2)        10%(2)
---------------------- --------------   -----------------   ------------   ----------   ----------   ----------
  G. J. Ratcliffe.....     120,000             12.7%          $ 47.125       12/08/07   $3,562,650   $8,991,450
  V. R. Petrecca......      40,000              4.2             47.125       12/08/07    1,187,550    2,997,150
  H. B. Rowell........      50,000              5.3             47.125       12/08/07    1,484,438    3,746,438
  T. H. Pluff.........      18,000              1.9             47.125       12/08/07      534,398    1,348,718
  R. W. Davies........      12,000              1.3             47.125       12/08/07      356,265      899,145

---------------
(1) Non-qualified options to acquire shares of Class B Common Stock of the Company were granted on December 9, 1997 at 100% of the fair market value of the Class B Common Stock on the date of grant. No portion of the option is exercisable before the third anniversary of the date of grant; on the third anniversary of the date of grant the option becomes fully exercisable. The exercise price of an option may be paid in cash or in shares of either the Company's Class A Common Stock or Class B Common Stock, or a combination thereof. The 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. In the event of a Change of Control, participants who are officers, and other participants who are designated by the Compensation Committee, would have the right to surrender their then exercisable options, including those accelerated within the thirty-day period following the Change of Control and to receive in cash the amount by which the highest closing price within the sixty days preceding the Change of Control of the common stock underlying the option exceeds the option price for such common stock.

(2) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their ten-year term, assuming the specified compounded rates of appreciation on the Company's Class B Common Stock over the term of the options. These numbers do not take into account provisions of the options providing for cancellation of the option following termination of employment, nontransferability, or the vesting provisions described in footnote (1) above.

            AGGREGATED OPTIONS/SAR EXERCISES DURING 1997 FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on stock option exercises in fiscal 1997 by the named executive officers of the Company and the value of such officers' unexercised stock options at December 31, 1997.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                                             OPTIONS/SARS AT
                              SHARES                         FISCAL YEAR-END            AT FISCAL YEAR-END(1)
                             ACQUIRED        VALUE     ---------------------------   ---------------------------
           NAME             ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------     --------   -----------   -------------   -----------   -------------
G. J. Ratcliffe...........          0       $     --     360,667        253,333      $ 8,000,782    $ 1,599,928
V. R. Petrecca............     21,524(2)     721,466     266,154         93,333        6,894,129        622,468
H. B. Rowell..............          0             --     227,865        103,333        5,606,028        644,343
T. H. Pluff...............     17,100(3)     480,508      65,897         39,333        1,503,744        253,359
R. W. Davies..............     30,529(4)     801,255      48,110         28,000        1,096,952        186,742

---------------
(1) Limited to in-the-money stock options.

(2) 8,000 shares Class A Common and 13,524 shares Class B Common Stock.

(3) 4,000 shares Class A Common and 13,100 shares Class B Common Stock.

(4) 17,000 shares Class A Common and 13,529 shares Class B Common Stock.

                                 PENSION PLANS

     The Company has in effect a non-contributory defined benefit retirement plan for salaried employees ("Basic Plan") and a supplemental executive retirement plan ("SERP") which is an unfunded plan. Pension benefits are earned under both the Basic Plan and the SERP. The annual benefits under the Basic Plan are calculated as 1.50% of final compensation per year of total Company service, which includes both basic compensation and bonuses, reduced by 1.50% of primary social security benefit per year of service. SERP benefits are calculated as 6% of final total compensation (basic compensation and bonuses as reflected in the Salary and Bonus columns under the Summary Compensation Table on page 9 hereof) per year of SERP service up to a maximum of 60%, offset by benefits payable under the Basic Plan. No SERP benefit is payable if a participant terminates employment prior to age 55 with less than 10 years of SERP service. The following table illustrates annual pension benefits pursuant to the SERP (which is greater in each instance than benefits payable under the Basic Plan) under the joint and survivor annuity form upon retirement at age 65 to executive officers in the specified salary classifications:

TOTAL PENSION (ON 3 HIGHEST IN LAST 10 YEARS)           ANNUAL BENEFIT FOR YEARS OF SERVICE
---------------------------------------------                     INDICATED(1)(2)
               AVERAGE ANNUAL                     -----------------------------------------------
                COMPENSATION                       5 YRS.      10 YRS.      15 YRS.      20 YRS.
---------------------------------------------     --------     --------     --------     --------
                 $   200,000                      $ 60,000     $120,000     $120,000     $120,000
                     400,000                       120,000      240,000      240,000      240,000
                     600,000                       180,000      360,000      360,000      360,000
                     800,000                       240,000      480,000      480,000      480,000
                   1,000,000                       300,000      600,000      600,000      600,000
                   1,200,000                       360,000      720,000      720,000      720,000
                   1,400,000                       420,000      840,000      840,000      840,000

---------------
(1) The estimated annual benefits are based upon the assumptions that the individual will remain in the employ of the Company until age 65 and that the plans will continue in their present form.

(2) Years of SERP Service at December 31, 1997:

                                       OFFICER                     SERVICE
                    ---------------------------------------------  -------
                    Mr. Ratcliffe................................     23
                    Mr. Petrecca.................................     13
                    Mr. Rowell...................................     18
                    Mr. Pluff....................................      8
                    Mr. Davies...................................     15

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The total direct compensation package for the Company's executives is made up of three elements: base salary, a short-term incentive program in the form of a discretionary, performance-based bonus, and long-term incentive programs in the form of (i) stock options and (ii) performance units.

     Total direct compensation for the Chief Executive Officer and the four highest paid executive officers is based on the performance of the Company. The Compensation Committee also reviews compensation data provided by outside consultants. This data is provided for each element of the total direct compensation package for comparable positions within (i) companies in the S&P Electrical Equipment Index of similar size, and (ii) superior performing companies in general industry of comparable size and complexity.

     The Compensation Committee believes that the S&P Electrical Equipment Index, currently made up of nine companies, provides limited comparison data and the use of a broader database, including companies from general industry, ensure more accurate comparisons and results.

     Base salaries are determined by competitive data and individual levels of responsibility. Target levels for bonuses, stock options, and performance units for each executive position are determined by competitive data; however, actual bonuses paid and the number of stock options and performance units granted each executive are based upon the achievement of Company financial plan goals which include factors such as net sales, net income, and earnings per share.

     In the past few years, the Company has adopted a more aggressive incentive-pay-for-performance posture. During this period, the competitive position, or emphasis, on base salaries has been lowered. Bonus and stock option opportunities thereby represent a greater portion in the total direct compensation package, enhancing the Company's goal of linking pay more directly to financial performance.

     While these comments are directed towards compensation for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee employs similar procedures to determine the compensation levels of other executives as well.

BASE SALARY

     The Company defines its market competitive position for base salaries as the 50th percentile. This represents a change over the years from a market competitive position of the 60th percentile for base salaries. To determine the salary for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee reviewed projected 1998 salary data for companies within the S&P Electrical Equipment Index and superior performing companies of comparable size and complexity. Based upon this data, base salaries were established to approximate the 50th percentile for comparable positions in companies both within the S & P Electrical Equipment Index and superior performing companies from general industry.

BONUS

     Bonuses are paid pursuant to the Company's short-term incentive compensation and senior executive compensation plans. Under the incentive compensation plan, 5% of the amount by which the Company's consolidated earnings, as defined in the incentive compensation plan, for each fiscal year exceeds 10% of the invested capital and long-term debt at the beginning of such fiscal year is allocated to a bonus pool to be paid out to participating employees, including the executive officers. Awards in varying amounts may be made from the pool at the discretion of the Compensation Committee. Under the senior executive plan, awards may be made based on performance goals including a percentage of the bonus pool described above. Awards under the senior executive plan may only be reduced by the Compensation Committee.

     To establish target levels for executive officers' bonus awards, the Compensation Committee uses data provided by outside consultants for comparable positions at companies within the S&P Electrical Equipment Index and companies from general industry with comparable performance characteristics such as return on net sales and return on equity.

     In determining the 1997 bonus award for each executive officer, the Compensation Committee's primary focus was the review of the 1997 business plan (excluding the possibility of the effects of a corporate restructuring and any associated charges) with regard to net sales, pre-tax profit, and earnings per share, compared to actual results. The Compensation Committee recognized the success the Company has had in achieving non-financial goals in the Company's acquisition and restructuring programs, and in making strategic plan decisions, which are expected to result in long-term growth and benefit the shareholders. As noted, however, the Compensation Committee gave greater consideration to short-term results, recognizing the Company had a strong business year in 1997 in net sales, pre-tax profit, and earnings per share, in each case exceeding plan targets. As a result, the 1997 bonuses of the executive officers, including the Chief Executive Officer, have increased over the prior year.

     For 1997, the Compensation Committee had designated Mr. Ratcliffe as the sole participant in the senior executive plan and established his objective performance goal by designating a percentage of the incentive compensation plan pool be paid to Mr. Ratcliffe. The Compensation Committee exercised its discretion pursuant to the senior executive plan to award Mr. Ratcliffe a bonus of $780,000 which represents an increase over the prior year, recognizing the financial and non-financial goals achieved by the Company in 1997.

STOCK OPTIONS

     The Compensation Committee believes that the holding of Company stock represents a unity of interest between executives and shareholders. In determining target levels for stock option grants for each senior executive, the Compensation Committee reviews data provided by an outside consultant. The data provided is on comparable position pay levels at companies of comparable size in financial performance and complexity. The actual number of stock option grants for each executive officer is based upon the financial performance of the Company, both in the short- and long-term. The Compensation Committee reviewed 1997 net sales, pre-tax profit and earnings per share. The Compensation Committee also reviewed long-term strategic plans which will position the Company for greater growth. In determining awards of stock option grants, the Compensation Committee does not consider the executive officer's unexercised stock option grants.

     In considering levels of stock option grants for the five highest paid executive officers, the primary focus was to link the executives' long-term compensation to the success of the Company's long-term strategic plans. The Compensation Committee recognized that the Company has been successful in positioning itself for long-term growth which will benefit shareholders. The Compensation Committee also recognized that certain strategic plan decisions previously made have had a positive impact on 1997 financial performance in the areas of net sales, pre-tax profit and earnings per share. As a result, the number of shares awarded under the 1997 stock option grants to certain of the executive officers increased over the prior year's level.

PERFORMANCE UNITS

     This long-term incentive program is designed to link the common interests of the Company's executives and shareholders in maximizing long-term shareholder value. The performance units, which were awarded in December, 1996 in the Company's Class B Common Stock, are based on earnings per share growth over the three-year period commencing January 1, 1997 and ending December 31, 1999. Participants may receive from 0 to 200 percent of the December, 1996 award grant depending upon whether the average annual compounded earnings per share growth is (a) below the 10% mark (no award), (b) 10% to 12.4% (100% of award), (c) 12.5% to 14.9% (150% of award), and (d) 15% and above (200% of award). The performance unit awards were based upon the actual bonuses paid to the participants for the year 1996 under the Company's incentive compensation and senior executive incentive compensation plans, and converted into Class B Common Stock performance units utilizing the conversion formula in the performance plan.

GENERAL MATTERS

     Code Section 162(m) limits to $1 million annually the amount that can be deducted by a publicly held corporation for compensation paid to any of its top five executives (as indicated in the Summary Compensation Table for that year), unless the compensation in excess of $1 million is performance based or meets certain other conditions. The Company has qualified the 1973 Plan as a performance based plan with respect to grants of options made at fair market value, and adopted the (1) senior executive incentive compensation plan and (2) performance unit plan, payments under which are intended to qualify as performance based compensation, but decided not to amend the Company's incentive compensation plan.

     The Compensation Committee believes that the total direct compensation package consisting of base salary, bonus, stock options and performance units, is appropriate for the Company's executive officers and other executives, on the basis of competitive practice, along with the Company's performance against established short- and long-term financial performance goals.

                                            Compensation Committee
                                                George W. Edwards, Jr., Chairman
                                                Horace G. McDonell
                                                Andrew McNally IV
                                                John A. Urquhart

CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Class B Common Stock during the five fiscal years ended December 31, 1997 with a cumulative total return on the (i) Standard & Poor's 500 Composite Stock Index ("S&P 500"), (ii) Standard & Poor's Electrical Equipment Index ("S&P Electrical"), (iii) Standard & Poor's MidCap 400 ("S&P MidCap"), and (iv) Hubbell Self-Constructed Peer Group Index ("HI Peer Group"). The S&P MidCap and HI Peer Group will replace the S&P 500 and S&P Electrical, respectively, in the performance graph in future proxy statements. The comparison assumes $100 was invested on January 1, 1993 in the Company's Class B Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

     The S&P 500 and the S&P Electrical have been used as comparisons to the Company's performance since the performance graph was first introduced in 1993. The S&P 500 was originally selected because it was a published broad equity market index used by many corporations as a comparator. However, the S&P 500 includes not only industrial corporations, but also includes financial institutions, utilities, and transportations, a multitude of organizations many of which have no relationship to the Company's businesses. Further, the Company is not listed in the S&P 500. The S&P MidCap, consisting only of industrial corporations including the Company, serves as a more valid base for comparing total return to shareholders. The S&P Electrical was originally selected because it was a published industry index that represented a reasonable peer group. However, General Electric Company, currently weighted at over 70% of the total, dominates this index, and most of its businesses, which include financial services, materials, plastics, aircraft engines, major appliances and television broadcasting, are significantly different from the Company's business segments. The HI Peer Group consists of corporations whose businesses are more representative of the Company's business segments and, therefore, serves as a more valid base for comparing total return to shareholders. The corporations in the HI Peer Group are: (a) AMP Incorporated, (b) Cooper Industries, Inc., (c) Emerson Electric Co., (d) General Signal Corporation, and (e) Thomas & Betts Corporation. The HI Peer Group has been weighted in accordance with each corporation's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year was calculated by assuming the products obtained by multiplying (a) the percentage that each corporation's market capitalization represents of the total market capitalization for all corporations in the index for each such year by (b) the total shareholder return for that corporation for such year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG HUBBELL, S&P 500 COMPOSITE, S&P ELECTRICAL EQUIPMENT,
                        S&P MIDCAP 400 AND HI PEER GROUP

MEASUREMENT
   PERIOD
(FISCAL YEAR
  COVERED)      100      100      100      100      100
1993              100      110      121      114      110
1994              102      111      122      110      113
1995              136      153      171      131      137
1996              184      188      232      173      160
1997              215      251      326      228      186

EMPLOYMENT AGREEMENTS

     The Company has agreed to employ Mr. Ratcliffe for a three-year period and Messrs. V.R. Petrecca and H.B. Rowell, Jr., for a two-year period at the respective salaries (effective January 1, 1998) of $700,000, $330,000 and $330,000 per annum. The Agreements are automatically extended on a daily basis until notice of termination is given. The Company may increase their salary and grant them bonuses (which they presently receive by participation in the Company's incentive compensation plans described above). If their employment is terminated (other than for cause), or if the Executive terminates his employment for any of the reasons below, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the amounts which would be received over the remainder of the term of the Agreement if he received during that period an annual amount equal to the sum of (i) his current base salary and (ii) the average of the most recent bonuses that he received for the three prior fiscal years of the Company. The reasons for which the Executive may terminate his employment include: diminution in his authority (Mr. Ratcliffe), reduction in his compensation level or failure to increase his compensation commensurate with other senior executive officers, relocation or adverse modification of his benefits under bonus, benefit or other similar plans or of fringe benefits. In the event of his disability or death during the term of the Agreement he or his estate will be entitled to his per annum base salary for the remainder of the term of the Agreement less certain offsets. In addition, in the event of the Executive's discharge other than for cause or, if the Executive terminates his employment for any of the reasons described above, Executive would be entitled for the remainder of the employment term to (i) various medical and health plans, (ii) death and accidental death benefits, (iii) office, secretarial and other benefits afforded to senior executives and (iv) continued participation in the SERP.

SEVERANCE POLICY AND CHANGE OF CONTROL PROVISIONS

     The Company has a severance policy which covers corporate officers (other than Messrs. Ratcliffe, Petrecca and Rowell) and other individuals. The policy provides that if an eligible individual's employment is terminated (other than for cause), or if the eligible individual terminates his employment for any of the reasons noted below within three years after the occurrence of certain "Change of Control" events, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the severance amounts provided under the policy. The formula in the case of corporate officers is based upon eight weeks of base salary continuation for each full year of service, subject to a minimum of 26 weeks and a maximum of 104 weeks, with the formula amount reduced to 67% and 33% thereof, respectively, if termination occurs in the second and third year following the Change of Control event. In addition, upon such termination of employment, the eligible individual would be entitled to (a) a bonus of no less than his target bonus for the year in which the Change of Control occurs, pro rated for the number of months to such termination, and (b) for the period the base salary would have been continued even though paid as a lump sum (i) various medical and health plans, and (ii) death and accidental death benefits. The reasons for which the eligible individual may terminate his employment include: diminution in his authority, reduction in his compensation level, relocation or adverse modification of his benefits under bonus, benefit or similar plans.

     The Company's 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. (See footnote (1) to the table captioned "Options/SAR Grants During 1997 Fiscal Year.") The performance plan provides for immediate vesting of the number of shares of Class B Common Stock payable in respect of a performance unit award in the event a "Change of Control" (as defined in the performance plan) occurs. The number of shares vested shall be equal to the number of shares represented by the award determined as if a compound growth rate had been achieved for the entire three-year performance period equal to the actual compound growth rate for such portion of the performance period prior to the date of the Change of Control multiplied by a fraction, the numerator of which is the number of full and partial months from the beginning of the performance period until the date of the Change of Control, and the denominator of which is 36. In the event of a Change of Control, and in the discretion of the Compensation Committee, payment shall be in (a) cash equal to the product of the number of shares vested times the highest price per share of the Class B Common Stock during the sixty days preceding the Change of Control, (b) in shares of Class B Common Stock or (c) in shares of such other entity into which shares of Class B Common Stock may have been converted.

     Certain provisions of the SERP do not take effect until the occurrence of certain "Change of Control" events. Among others, provisions in the SERP providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the

Compensation Committee); (ii) the forfeiture of benefits should a retired participant engage in certain proscribed competitive activities; (iii) the reduction in benefits upon the early retirement of a participant; and (iv) the off-set of amounts which a participant may then owe the Company against amounts then owing the participant under the SERP, are automatically deleted upon the occurrence of a Change of Control event. In addition, neither a participant's years of service with the Company (as calculated for the purpose of determining eligibility for benefits under the SERP), nor benefits accrued under the SERP prior to the Change of Control event, may be reduced after the occurrence of a Change of Control event.

COMPENSATION OF DIRECTORS

     Each Director receives $35,000 (plus an additional $3,000 for serving as a committee chairman) per year compensation from the Company plus $1,500 for each board and board committee meeting attended, together with the expenses, if any, of such attendance. Directors also receive $1,500 for each rendition of consulting services otherwise than as part of a board or committee meeting. No such consulting services were rendered during 1997. The Company and eight current Directors have entered into an agreement to defer receipt of all or a portion of such fees pursuant to a deferred compensation agreement providing for payment of the fees in stock units (each stock unit consisting of one share each of the Company's Class A Common Stock and Class B Common Stock), subject to certain terms and conditions, upon their termination of service as Directors of the Company. Dividend equivalents are paid on the stock units and are converted into additional stock units. Certain provisions of the deferred compensation program do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. After the occurrence of a Change of Control event, the plan may not be amended without the prior written consent of an affected participant and no termination of the plan shall have the effect of reducing any benefits accrued under the plan prior to such termination. Further, in the event of a Change of Control, any stock unit credited to a Director's account shall be immediately converted into a right to receive cash and shall thereafter be treated in all respects as part of such Director's cash account.

     The Company also has a retirement plan for Directors who are not employees or officers of the Company and who do not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries ("Eligible Directors"). Under this plan, an Eligible Director retiring at or after age 70 with at least ten years of service as a Director is paid annually for life an amount equal to (i) his regular active service annual base retainer (the "Annual Retainer") in effect during the calendar year immediately preceding the year in which the retiring Director was last elected, (ii) an additional 10% of the Annual Retainer, and (iii) any additional amounts paid for service as Committee Chairman. A retiring Eligible Director who had reached age 70 and had served for at least five but less than ten years as a Director would be entitled to a reduced amount equal to 50% of his Annual Retainer in effect during the calendar year immediately preceding the year in which the retiring Director was last elected, plus 10% of such Annual Retainer for each year of service beyond five years up to a maximum of ten years. An Eligible Director who retires prior to age 70 with five or more years of service as a Director receives a retirement benefit commencing at age 70 calculated as described above on the basis of his Annual Retainer in effect during the calendar year immediately preceding his actual retirement date. The plan also provides that a Director who was a retiree of the Company whether or not qualified for a retirement benefit under any pension plan of the Company but who had at least five years of service as a Director subsequent to such retirement is entitled to a retirement benefit under the plan at a reduced amount equal to 25% of the Annual Retainer in effect during the calendar year immediately preceding the year in which the retiring Director was last elected. Benefits payable under this plan are not funded but are paid out of the general funds of the Company. Director contributions to this plan are not permitted. Certain provisions of the retirement plan do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. Among others, provisions in the plan providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); and (ii) the forfeiture of benefits should a retired participant engage in certain proscribed competitive activities, are automatically deleted upon the occurrence of a Change of Control event.

MATTERS RELATING TO DIRECTORS

     Mr. Hoffman, a Director of the Company, is a partner in the law firm of Simpson Thacher and Bartlett which rendered legal services to the Company during the fiscal year ended December 31, 1997.

                      RATIFICATION OF THE SELECTION OF AND
                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The selection of independent accountants to examine the financial statements of the Company made available or transmitted to shareholders and filed with the SEC for the year 1998 is to be submitted to the meeting for ratification or rejection. Price Waterhouse L.L.P., 300 Atlantic Street, Stamford, Connecticut, has been selected by the Board of Directors of the Company to examine such financial statements.

     Price Waterhouse L.L.P. have been independent accountants of the Company for many years. The Company has been advised that a representative of Price Waterhouse L.L.P. will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires. The fees paid in 1997 for professional services provided by Price Waterhouse L.L.P. to the Company and its subsidiaries were approximately $940,000.

     If the proposal to ratify the selection of Price Waterhouse L.L.P. is not approved by the shareholders, or if prior to the 1999 Annual Meeting, Price Waterhouse L.L.P. declines to act or otherwise becomes incapable of acting, or if its employment is discontinued by the Board of Directors, then the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 1999 Annual Meeting will be subject to ratification by the shareholders at that meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE.

                      PROPOSED AMENDMENTS TO THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION

                           PROPOSALS (3), (4) AND (5)

GENERAL

     At its meeting held on March 10, 1998, the Board of Directors of the Company unanimously approved and recommended that the Company's shareholders approve certain amendments to the Company's Restated Certificate of Incorporation (the "Certificate"). The proposed amendments are contained in three separate proposals. Shareholders are urged to consider carefully and approve each proposal. Proposal (3) permits the Company to engage in any lawful business for which corporations may be formed under the Connecticut Business Corporation Act (the "CBCA"). Proposal (4) provides that the Company will indemnify directors and officers to the fullest extent permitted by the CBCA and authorizes the Company to determine, on a case by case basis, the extent of indemnification that it will provide to employees and agents. Proposal (5) provides for various conforming changes intended to update citations to the Connecticut General Statutes, to provide flexibility with respect to locating the Company's headquarters, and to ensure consistency of language throughout the Certificate.

     These proposed amendments are designed (i) to clarify the flexibility of the Company to engage in any legally permitted business, (ii) to provide additional indemnification rights to directors and officers of the Company in an effort to promote management stability and security, and to permit indemnification of employees and agents in those circumstances deemed appropriate, and (iii) to ensure compliance with the CBCA and make various non-substantive modifications to the Certificate.

     The text of the proposed amendments to the Company's Certificate is set forth in Exhibit A to this Proxy Statement. The following description and discussion of the proposed amendments is qualified in its entirety by reference to such exhibit. Following the adoption of the proposed amendments, the Board of Directors of the Company intends to adopt a restated Certificate that incorporates those amendments approved by the shareholders.

     Effective January 1, 1997, the CBCA updated the statutory framework for stock corporations in Connecticut based on the Model Business Corporation Act (the "MBCA"). In adopting the CBCA, Connecticut has followed the lead of a number of states that have adopted corporation codes based on the MBCA. Despite this new framework, the CBCA provides that certificates of incorporation of corporations organized prior to January 1, 1997, such as the Company, will be "grandfathered." In other words, a provision in the Company's Certificate that was valid under the law in effect prior to January 1, 1997 will continue to be valid regardless of any differences in the CBCA. The Company is not, therefore, required to amend the Certificate to comply with the CBCA. However, certain Proposals are recommended in order to modernize the Company's Certificate in light of the enactment of the CBCA and to enable the Company to attract and maintain a capable and stable management by entitling individuals serving as directors and officers to certain indemnification rights.

     The three Proposals are being presented separately, and if any one of the Proposals is adopted by the shareholders, it will become effective, regardless of whether the shareholders adopt the other Proposals.

     THE BOARD OF DIRECTORS BELIEVES THAT ADOPTION OF PROPOSALS (3), (4) AND (5) IS IN THE BEST INTERESTS OF ALL OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE PROPOSALS.

                        PROPOSAL (3) -- BUSINESS PURPOSE

GENERAL

     Proposal (3) would amend the Company's Certificate to permit the Company to engage in any lawful business permitted under the laws of the State of Connecticut. Currently, the nature of the business to be transacted, and the purposes to be promoted, by the Company are set forth in detail in the Certificate, which generally authorizes the manufacture and sale of a broad range of apparatus, devices and fixtures. Following modern corporate law practice, the proposal would remove any deemed limitations on the Company's business purposes other than those imposed by law.

REASONS FOR THE AMENDMENT

     The amendment on business purpose is designed to modernize the Certificate to grant the Company the flexibility to engage in any business or activity permitted under the laws of the State of Connecticut. The CBCA, like most modern corporation laws, permits a corporation to engage in a broad variety of business activities. By listing in the Certificate those businesses in which the Company is currently engaged, the Company may risk omitting some business or activity that would be in the Company's interest and that the Company would wish to pursue. The proposed amendment would eliminate this risk.

DESCRIPTION OF THE AMENDMENT

     The Certificate currently provides that the nature of the business to be transacted, and the purposes to be promoted or carried out, by the Company are to manufacture, buy, sell, own and deal in machinery, tools, machine screws, electrical goods, supplies, apparatus, devices and fixtures of every character, material and description. The Company is also expressly authorized to deal in letters patent and related rights and licenses and to deal in real estate. The Certificate also includes general authority to do all things necessary or convenient for the prosecution of its business.

     The proposed amendment would add the right of the Company to engage in any lawful business permitted under the laws of the State of Connecticut. This would provide the Company with the broadest business purpose permitted under the laws of the State of Connecticut.

VOTE REQUIRED AND EFFECTIVE TIME

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class, is required to adopt the amendment included as part of Proposal (3). Abstentions and broker non-votes will not be counted as votes cast. The amendment, if adopted, will become effective as of the date and time it is filed with the Office of the Secretary of the State of the State of Connecticut.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF PROPOSAL (3).

                   PROPOSAL (4) -- INDEMNIFICATION AMENDMENT

GENERAL

     In recent years, lawsuits and other proceedings (including claims by shareholders on behalf of a corporation or "derivative proceedings")("Proceedings") directed against or involving directors or officers of publicly held corporations have become increasingly common. Such Proceedings are typically extremely expensive whatever their outcome. Due to the uncertainties inherent in any litigation and particularly since questions of subjective business judgment are usually involved, it is often prudent for corporations to settle Proceedings in which claims against a director or officer are made. Settlement amounts, even if not material to the corporation involved and minor compared to the amount claimed, often exceed the financial resources of most individual defendants. Even in Proceedings in which a director or officer is not named as a defendant, such an individual may incur substantial expenses and attorneys' fees if he becomes involved in a Proceeding as a witness or otherwise.

     Directors, potential candidates for director and officers must rely upon protections offered by the corporations they serve. If these protections are not adequate, such individuals may question whether the risks associated with the Proceedings in which they may become involved exceed the benefit they may realize from service to a corporation. The adequacy of a corporation's protection of its directors and officers is measured, in part, by the relative certainty that indemnification will be made promptly and without the need to resort to additional time-consuming, and often costly, Proceedings.

     Proposal (4) would amend the Company's Certificate (the "Indemnification Amendment") generally to require the Company to indemnify its directors and officers who are made parties to a Proceeding because they are or were directors or officers of the Company against liability so long as the director or officer satisfied a statutorily required standard of care. In addition, the Indemnification Amendment would allow the Company to provide officers with additional indemnification consistent with the CBCA. Finally, with respect to indemnification of employees and agents, the Indemnification Amendment would provide the Company with flexibility to determine such indemnification rights on a case by case basis.

REASONS FOR THE INDEMNIFICATION AMENDMENT

     Prior to the enactment of the CBCA, indemnification of directors, officers, employees and agents was both mandatory and exclusive. The Connecticut Stock Corporation Act (the "CSCA"), which was in effect prior to January 1, 1997, required corporations to provide the indemnification it authorized, but no more or less. In addition, the CSCA stated that no action to indemnify was valid unless consistent therewith. The CBCA, by contrast, takes a permissive approach to indemnification, allowing corporations to expand or limit indemnification in their certificates of incorporation.

     Generally, in the absence of a provision in its certificate of incorporation, a corporation organized prior to January 1, 1997, such as the Company, is required to indemnify its directors, officers, agents and employees in a Proceeding if he (a) conducted himself in good faith and (b) reasonably believed (i) when acting in his official capacity that the conduct was in the corporation's best interests and (ii) in all other cases that the conduct was not opposed to its best interests. For criminal cases, the director, officer, employee or agent must also have had no reasonable cause to believe his conduct was unlawful. Certain other conditions on the Company's indemnification are discussed below.

     The CBCA, however, permits a corporation to provide enhanced indemnification rights by adding a provision to its certificate of incorporation that would permit or require it to indemnify a director so long as his conduct met the standards described below. Such indemnification may also be extended to officers to the same extent as it is extended to directors. In addition, the CBCA permits a corporation to provide even greater indemnification to officers, employees and agents, so long as such indemnification is consistent with public policy.

     The Company's Certificate is proposed to be amended to provide such enhanced indemnification rights and to expand the situations in which the Company will indemnify its directors and officers in order to provide its directors and officers with the greatest protection allowed by law. Such enhanced protection is expected to assist the Company in attracting and maintaining a capable and stable management. In addition, the

Indemnification Amendment would provide the Company with greater flexibility with respect to the indemnification of employees and agents who are not officers and directors. The Indemnification Amendment would allow the Company to determine the indemnification rights of such individuals on a case by case basis, on such terms and conditions as may be established by the Board of Directors.

     In 1990 the Company's Certificate was amended to limit the personal liability of a director to the Company and its shareholders for monetary damages for breach of duty as a director, including negligence in the performance of such duty, to the amount of compensation received by such director for serving the Company during the year of the breach with the exception of the following. The amendment did not limit the liability of a director where the breach (i) involved a knowing and culpable violation of law by the director; (ii) enabled the director or an "associate" (generally a related corporation, trust, etc.) to receive an improper personal economic gain; (iii) showed a lack of good faith and a conscious disregard for the director's duty to the Company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Company; or (v) involved an illegal distribution or improper loan to a director, officer or 5% shareholder. That amendment now appearing as paragraph Seventh of the Certificate provides considerable protection for the directors, but it does not for officers. The proposed Indemnification Amendment would not only cover officers, but also would provide for mandatory advancement of expenses to directors and officers so long as the director or officer promises to repay the advance if it is later determined that he is not entitled to indemnification by the Company. This gives directors added protection by requiring an advance of expenses where the issue being litigated is whether the director can claim the benefit in the particular circumstances of paragraph Seventh of the Certificate.

DESCRIPTION OF THE INDEMNIFICATION AMENDMENT

     The Indemnification Amendment, included as proposed Article Eighth of the Company's Certificate, implements the enhanced indemnification protections authorized by the CBCA. If Proposal (4) is adopted, the Indemnification Amendment will replace, for directors, officers, employees and agents, the mandatory indemnification requirements set forth in the CSCA.

     Prior to the adoption of the CBCA, the CSCA set out the permissible scope of indemnification by Connecticut corporations for directors, officers, employees and agents (each an "eligible indemnitee"). Under the CSCA, an eligible indemnitee could be indemnified only if (a) he was successful on the merits of a Proceeding in respect of which indemnification was sought or (b) a determination was made by a quorum of disinterested directors, by independent legal counsel or by the shareholders that the eligible indemnitee (i) had acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and (ii) with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. Corporations were also permitted to advance expenses to eligible indemnitees provided the indemnitee agreed to repay such amount unless it were ultimately determined that the individual was entitled to indemnification.

     In the case of suits brought by the corporation or derivative actions, the CSCA contained significant restrictions on the scope of indemnification. First, the CSCA did not permit indemnification for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a Proceeding, with or without court approval. Second, the CSCA did not permit indemnification for expenses incurred in defending a Proceeding which is settled or otherwise disposed of without court approval.

     The Indemnification Amendment requires the Company, to the fullest extent permitted by the CBCA, to indemnify any person who is or was a director or officer of the Company and permits it to provide additional indemnification to officers, consistent with the CBCA. With respect to employees and agents of the Company, the Indemnification Amendment permits the Board of Directors to determine the terms and conditions of such indemnification. The Certificate does not presently contain an express statement of the Company's authority to indemnify such individuals.

     The Indemnification Amendment is intended to implement for directors and officers specific changes in the Connecticut law regarding indemnification that were effected by the CBCA. In doing so, the Indemnification Amendment would significantly broaden the rights of the Company's directors and officers to indemnification. Under the Indemnification Amendment, the right to be indemnified "to the fullest extent permitted by law" would mean that a director would be indemnified against expenses and liabilities incurred in connection with any Proceeding so long as his conduct did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Company, or (v) create liability under Section 33-757 (liability for unlawful distributions) of the CBCA. The Indemnification Amendment would also afford such indemnification rights to officers of the Company. the Indemnification Amendment will not provide for indemnification for liabilities arising out of the federal securities laws. If future changes to Connecticut law expand or contract the scope of permissible indemnification, such changes would automatically expand or contract the scope of indemnification provided under the proposed Indemnification Amendment.

     In addition, the Indemnification Amendment would permit, but not require, the Company to provide additional indemnification rights to officers of the Company who are not also directors, or who are directors but are made a party to a Proceeding solely in their capacity as officers, so long as such indemnification is consistent with public policy. The Indemnification Amendment also provides the Company with the flexibility to determine the level of indemnification of employees and agents on terms and conditions established by the Board of Directors from time to time, also consistent with public policy. These indemnification rights may be evidenced by contract, bylaws or by resolutions of the Board.

     In addition to the authority granted to corporations to increase or decrease the levels of indemnification, the CBCA has eliminated the distinction drawn by the CSCA between the indemnification protections granted in connection with derivative actions and those granted in connection with any other type of Proceeding. By eliminating this distinction, the CBCA makes indemnification of directors mandatory for all types of Proceedings (both derivative and non-derivative) unless indemnification is prohibited by law. Indemnification in connection with derivative actions is limited, however, to reasonable expenses incurred in connection with such Proceedings.

     Further, the Indemnification Amendment proposes to obligate the Company to advance the expenses of a director or officer so long as the director or officer promises to repay the advance if it is later determined that he is not entitled to indemnification by the Company. The Board of Directors may establish different policies regarding the advancement of expenses to employees and agents. Pursuant to the CBCA, a director, officer, employee or agent may have his right to indemnification or to advancement of expenses determined by a court. The CBCA does not limit the Company's power to pay for or reimburse expenses incurred by any such individual in connection with his appearance as a witness in a Proceeding at a time when he is not a party thereto.

     The CBCA, like the CSCA, continues to permit the Company to purchase insurance to protect itself and any person eligible to be indemnified thereunder against any liability or expense asserted against such person whether or not the Company would be permitted to indemnify against such liability or expense.

     The Indemnification Amendment further provides that its provisions shall not be deemed exclusive of any other rights of indemnification which a person seeking indemnity may have under any bylaw, agreement, vote of the shareholders or disinterested directors or otherwise. If the Indemnification Amendment is adopted by the shareholders, the rights of indemnification granted under the Indemnification Amendment may not be limited in any way by a subsequent amendment or repeal of proposed Article Eighth with respect to acts or omissions that occur prior to the adoption of the amendment or repeal. The rights to indemnification created under the Indemnification Amendment are treated as contractual rights of the persons entitled to indemnification.

     If Proposal (4) is adopted, the Indemnification Amendment shall govern the indemnification protections granted to directors, officers, employees and agents of the Company as to all Proceedings after the date that the Indemnification Amendment is filed with the Secretary of the State.

     The CBCA has not yet been subject to judicial review due to its recent enactment. As a consequence, its validity is untested by Connecticut courts. The outcome of any litigation challenging the applicability of the CBCA's provisions regarding indemnification or the effects of the Indemnification Amendment cannot be predicted with any certainty at this time. If Proposal (4) is adopted, the Indemnification Amendment may cause the Company to indemnify directors and officers in situations where the Company currently is under no obligation to do so. Accordingly, if any such indemnification is made, the economic cost to the Company is likely to be greater than the economic cost of its indemnity obligations if the Indemnification Amendment were not adopted. The Company is not aware of any known or anticipated Proceeding for which a claim for indemnification may be made by a director or officer, under the Indemnification Amendment.

VOTE REQUIRED AND EFFECTIVE TIME

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class, is required to adopt Proposal (4). Abstentions and broker non-votes will not be counted as votes cast. The Indemnification Amendment, if adopted, will become effective as of the date and time it is filed with the Office of the Secretary of the State of the State of Connecticut.

     The Board of Directors acknowledges that individual directors have a significant personal interest in the outcome of the vote on Proposal (4) since they would be the beneficiaries of the increased protections that Proposal (4) authorizes. Moreover, any such personal benefit that the directors would derive could potentially be at the shareholders' expense. Nevertheless, the Board believes that the Indemnification Amendment is fair and in the best interests of the Company and its shareholders and that they should enhance the Company's ability to attract and retain qualified directors, officers, employees and agents.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF PROPOSAL (4).

                     PROPOSAL (5) -- CONFORMING AMENDMENTS

GENERAL

     Proposal (5) would amend the Company's Certificate (the "Conforming Amendments") to generally (i) ensure consistent use of language throughout the Certificate; (ii) delete and revise references to sections of the Connecticut General Statutes that were repealed in connection with the enactment of the CBCA; (iii) delete reference to the prior filing of a certificate of amendment;
(iv) add a provision clarifying the statutory references used in the Certificate; and (v) add flexibility with respect to locating the Company's headquarters.

REASONS FOR THE CONFORMING AMENDMENTS

     The Conforming Amendments are designed to ensure that the terms contained in the Certificate are consistent and to modernize the Certificate in light of the enactment of the CBCA. In addition, the Conforming Amendments define the statutory references used in the Certificate to include amendments to such statutes, thus permitting the Certificate to evolve with any changes in such statutes.

DESCRIPTION OF THE CONFORMING AMENDMENTS

     Modernizing Reference to Location of Corporation. Paragraph Second states that the corporation is located in the Town of Orange, County of New Haven in the State of Connecticut. The Conforming Amendments modernizes this provision to permit the Board of Directors to choose another place if this should ever be in the best interest of the Company.

     Updated Statutory References. In connection with the enactment of the CBCA, the provisions of the Connecticut General Statutes governing Connecticut stock corporations prior to such enactment were repealed. Accordingly, Proposal
(5) would delete any references to statutes that were repealed in connection with the enactment of the CBCA and replace such references with statutory references to the CBCA. For example, corrections are proposed to be made to Article Seventh of the Certificate which limits the liability of the Company's directors to the Company and the shareholders if such directors have complied with a specified standard of care.

     Prior Certificate Filing. Paragraph Seventh references the filing of a certificate amending the Restated Certificate of Incorporation with respect to the limitation on liability of directors to the corporation and its shareholders for monetary damages. The Conforming Amendments delete this reference, because the certificate has been filed.

     References Provision. A new Paragraph Ninth is proposed to be added to the Certificate to reference the provisions of the CBCA and any subsequent amendments and successor sections thereto. This provision will eliminate the need to amend the Certificate if any provision of the CBCA referenced therein is subsequently amended or repealed or if it is placed in a different section of the Connecticut General Statutes.

     The Conforming Amendments will modernize the Company's Certificate and make it a more workable document for the administration of the Company. By updating statutory references, the Conforming Amendments will guide management and others to the proper statutes governing the Company and the Certificate. In addition, the references provisions will ensure that the Company will avoid the expense of amending the Certificate if statutory citations are later revised, repealed or relocated.

VOTE REQUIRED AND EFFECTIVE TIME

     The affirmative vote of a majority of the votes cast by holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class, is required to adopt the amendments included as part of Proposal (5). Abstentions and broker non-votes will not be counted as votes cast. The Conforming Amendments, if adopted, will become effective as of the date and time they are filed with the Office of the Secretary of the State of the State of Connecticut.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF PROPOSAL (5).

                              SHAREHOLDER PROPOSAL

     The American Baptist Home Mission Society, an owner in street name of 200 shares of the Company's common stock, has notified the Company that it will cause the following resolution to be presented at the Annual Meeting, and has given the following reasons in support thereof:

                              BOARD INCLUSIVENESS

     We believe the employee and board composition of major corporations should reflect the people in the workforce and marketplace of the 21st century if our company is going to remain competitive. Employees, customers and stockholders make up a greater diversity of backgrounds than ever before. The report of the Department of Labor's 1995 bi-partisan Glass Ceiling Commission, "Good For
Business: Making Full Use of the Nation's Human Capital," confirms diversity and inclusiveness in the workplace has a positive impact on the bottomline. A report of Standard and Poor 500 companies provided by Covenant Fund revealed
". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2 1/2 times better than otherwise -- comparable companies."

     In 1994 the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% of the fortune 500 companies in a comparable workforce of 57% diversity. The Glass Ceiling Commission reported that companies select from only half of the talent of our workforce. Therefore we urge our corporation to enlarge its search for qualified board members by casting a wider net. If we are to be prepared for the 21st century we must learn how to compete in a growingly diverse global market place by promoting and selecting the best people regardless of race, gender or physical challenge. We believe the judgements and perspectives of a diverse board would improve the quality of corporate decision-making.

     Since the board is responsible for representing shareholder interests in corporate meetings, a growing proportion of stockholders is now attaching value to board inclusiveness. A 1994 Investor Responsibility

Research Center survey revealed 37% of respondents cited board diversity as the influencing factor for supporting votes.

     The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

     Robert Campbell, CEO of Sun Oil, stated in the Wall Street Journal, August 12, 1996, "Often what a woman or minority person can bring to the board is some perspective a company hasn't had before -- adding some modern day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white-male gathering. They can also be inspirational to the company's diverse work force."

     Be it resolved that shareholders request:

          1. The nominating committee of the Board make a greater effort to find qualified women and minority candidates for nomination to the Board.

          2. The Board issue a statement publicly committing the company to a policy of board inclusiveness with a program of steps to take and the time line expected to move in that direction.

          3. The Company issue a report by September 1997 at a reasonable expense that includes a description of:

             (a) efforts to encourage diversified representation on our board
             (b) criteria for board qualification
             (c) the process of selecting the board candidates
             (d) the process of selecting the board committee members

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal for the following reasons:

     A similar resolution was proposed at the Annual Meeting held on May 5, 1997, at which 195,750,528 votes were cast against its adoption, representing approximately 91.20% of the total votes cast for and against the proposal.

     The Company offers equal employment opportunity to all persons without regard to race, creed, color, sex, age, religion, national origin, physical or mental disability, or veteran status, and abides by all applicable Federal and State statutes and regulations related to equal employment practices. Consistent with that policy, and in keeping with the expanding global nature of the Company's operations, the Board recognizes that highly qualified and independent Board members with diverse backgrounds and perspectives can enhance Company performance. However, the principle criteria in selecting an individual for board membership should be that individual's qualifications, experience, skills, and the ability to contribute to the enhancement of shareholder value, without regard to gender, minority, or other status. Accordingly, the Board would prefer to achieve diversity over time, as vacancies occur, by acting in accordance with the Company's policy of equal employment opportunity in selecting the most qualified candidates, regardless of gender, minority or other status. In doing so, the Board believes that it will become more diverse, which will enable it to better reflect the composition of the Company's global workforce. Many years ago, the Company embarked on transitioning to a more effective and efficient outside board of directors, and identified various criteria that it believed would be constructive in the representation of the shareholders, enhancing performance, and maximizing value. This resulted in a Board consisting of seven to nine members with the emphasis on highly successful, knowledgeable, broadly experienced, forceful outside directors with a cross-section of disciplines to properly relate to the shareholders' interests.

     The shareholder proposal would require the Board of Directors to issue a public statement committing the Company to a policy of board inclusiveness and establishing a timetable for achieving same, and to issue by a deadline date a report describing its efforts, criteria and process of achieving board inclusiveness. Your Board of Directors does not believe this proposal would enhance the current board selection process and, thus, would not serve shareholder interests. Your Board of Directors believes that the shareholder proposal is inappropriately restrictive, would unduly limit the Company in its selection of directors, would involve cost without any commensurate benefit, and would, therefore, be detrimental to the best interests of the Company and its shareholders.

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, all voting as a single class, is required to approve the shareholder proposal. Abstentions and broker non-votes will not be counted as votes cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

                                    GENERAL

     The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $7,500, plus reasonable expenses.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of (i) the election of the nominees to the Board named herein, (ii) the ratification of the selection of independent accountants, and (iii) the amendments (proposals (3), (4), and (5)) to the Company's Restated Certificate of Incorporation; and against the shareholder proposal. All proxies will be voted as specified.

     Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

                         SHAREHOLDER PROPOSALS FOR THE
                              1999 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Shareholders must be received by the Company no later than December 4, 1998.

                                                  By Order of the Board of
                                                  Directors

                                                              HUBBELL
                                                              INCORPORATED

Orange, Connecticut
March 23, 1998

                          EXHIBIT A TO PROXY STATEMENT

                              PROPOSED AMENDMENTS
                    TO RESTATED CERTIFICATE OF INCORPORATION

                              HUBBELL INCORPORATED

I.  BUSINESS PURPOSE

     RESOLVED, that Paragraph THIRD of the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the effective date of this Certificate, is further restated and amended to read in its entirety as follows:

          THIRD: That the nature of the business to be transacted, and the purposes to be promoted or carried out, by said corporation are as follows:

          To manufacture, buy, sell, own and deal in machinery, tools, machine screws, electrical goods, supplies, apparatus, devices and fixtures of every character, material and description, and to buy, sell, own, and deal in letters patent and rights and licenses under letters patent, necessary or convenient for the prosecution of its business, and to grant rights and licenses to others under letters patent which may be owned by said corporation, and to buy, sell, mortgage, own and deal in such real estate as may be necessary or convenient for the prosecution of its business, and to engage in any other lawful business permitted under the laws of the State of Connecticut, and generally to do all things necessary or convenient for the prosecution of its business, and the proper conduct and management thereof.

II.  INDEMNIFICATION

     RESOLVED, that a new Paragraph EIGHTH be added to the end of the Restated Certificate of Incorporation, as in effect immediately prior to the effective date of this Certificate, to read in its entirety as follows:

          EIGHTH The corporation shall, to the fullest extent permitted by law, indemnify its Directors from and against any and all of the liabilities, expenses and other matters referenced in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the corporation shall indemnify each Director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a Director, except liability that (i) involved a knowing and culpable violation of law by the Director, (ii) enabled the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and conscious disregard for the duty of the Director to the corporation under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the corporation, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a Director for any liability stemming from acts or omissions occurring prior to the effective date of this Paragraph EIGHTH.

          The corporation shall indemnify each officer of the corporation who is not a Director, or who is a Director but is made a party to a proceeding in his capacity solely as an officer, to the same extent as the corporation is permitted to provide the same to a Director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

          The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

          B. Expenses incurred by a Director or officer of the corporation in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the corporation to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall be ultimately determined that such Director or officer is not entitled to be indemnified by the corporation.

          C. The corporation may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Paragraph EIGHTH on such terms and conditions as may be established by the Board of Directors.

          D. No amendment to or repeal of this Paragraph EIGHTH shall apply to or have any effect on the indemnification of any Director, officer, employee or agent of the corporation for or with respect to any acts or omissions of such Director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the corporation to pay for or reimburse in advance expenses incurred by a Director, officer, employee or agent of the corporation in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

III.  CONFORMING AMENDMENTS

     RESOLVED, that Paragraph SECOND of the Restated Certificate of incorporation of the Company, as in effect immediately prior to the effective date of this Certificate; is further restated and amended to read in its entirety as follows:

          SECOND: That said corporation shall be located in the Town of Orange, County of New Haven, in the State of Connecticut, or any other place the Board of Directors shall determine.

     RESOLVED, that the last sentence of Paragraph FOURTH D. of the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the effective date of this Certificate, is further restated and amended to read in its entirety as follows:

          Before the issuance of shares of Preferred Stock any provision of which is fixed by the Board of Directors as hereinbefore set forth, the Board of Directors shall by its Resolution amend the Certificate of Incorporation as required by Section 33-666 of the Connecticut General Statues.

     RESOLVED, that the first two sentences of Paragraph SEVENTH of the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the effective date of this Certificate, are further restated and amended to read in their entirety as follows:

          The personal liability of any Director to the corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the Director to the corporation under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the corporation, or (e) create liability under Section 33-757 of the Connecticut General Statutes. This provision shall not limit or preclude the liability of a Director for any act or omission occurring prior to the date this provision becomes effective.

     RESOLVED, that a new Paragraph NINTH be added to the end of the Restated Certificate of Incorporation, as in effect immediately prior to the effective date of this Certificate, as a new Paragraph EIGHTH if the proposed Paragraph EIGHTH set forth above regarding indemnification is not approved, such new paragraph to read in its entirety as follows:

          References in this Restated Certificate of Incorporation to sections of the Connecticut General Statutes shall be deemed to include amendments adopted from time to time to such sections and shall further be deemed to include any successor sections thereto.

                              HUBBELL INCORPORATED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 1998
                      (FOR SHARES OF CLASS A COMMON STOCK)

          PROXY

     The undersigned hereby appoints each of G.J.RATCLIFFE and RICHARD W.DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 23, 1998 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS (2),
(3), (4) and (5) AND AGAINST PROPOSAL (6) UNLESS A CONTRARY SPECIFICATION IS MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.

   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on the other side.)


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               Please mark
                                                                your votes   /X/
                                                                 as this
                                              __________________
                              FOR SHARES OF CLASS A COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION      PROPOSAL 2-Ratification of the     FOR      AGAINST   ABSTAIN
OF ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2,3,4 and 5,     selection of Price Waterhouse     / /        / /       / /
AND AGAINST PROPOSAL 6.                                               an independent accountants for
                                                                      the year 1998.
  PROPOSAL 1-ELECTION OF DIRECTORS G. RATCLIFFE, E. BROOKS,
  G. EDWARDS, J. HOFFMAN, H. McDONELL, A. McNALLY IV,                 PROPOSAL 3-Amendment to Cert-
  D. MEYER, J. URQUHART, M. WALLOP                                    ificate to restate business        / /        / /       / /
                                                                      purpose.
      FOR all nominees listed above,
  (except as marked to the contrary below).                           PROPOSAL 4-Amendment to Cert-
                  / /                                                 ificate to provide additional       / /        / /       / /
                                                                      indemnification.
      WITHHOLD AUTHORITY
  to vote for all nominees listed above.                              PROPOSAL 5-Amendment to Cert-
                  / /                                                 ificate to provide for conforming   / /        / /       / /
                                                                      amendments.
     (INSTRUCTION: To withhold authority to vote for any
     individual nominee, write that nominee's name in the             PROPOSAL 6-Shareholder Proposal     / /        / /       / /
     space provided below.)                                           on Board Diversity.

________________________________________________________________










                Signature(s) ____________________________________________________________________        Date _____________________
                NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.
------------------------------------------------------------------------------------------------------------------------------------
                                                         FOLD AND DETACH HERE

                              HUBBELL INCORPORATED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 1998
                      (FOR SHARES OF CLASS B COMMON STOCK)

          PROXY

     The undersigned hereby appoints each of G.J.RATCLIFFE and RICHARD W.DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 23, 1998 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS (2),
(3), (4) and (5) AND AGAINST PROPOSAL (6) UNLESS A CONTRARY SPECIFICATION IS MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.

   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on the other side.)


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               Please mark
                                                                your votes   /X/
                                                                 as this
                                              __________________
                              FOR SHARES OF CLASS B COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION      PROPOSAL 2-Ratification of the     FOR      AGAINST   ABSTAIN
OF ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2,3,4 and 5,     selection of Price Waterhouse     / /        / /       / /
AND AGAINST PROPOSAL 6                                                an independent accountants for
                                                                      the year 1998.
  PROPOSAL 1-ELECTION OF DIRECTORS G. RATCLIFFE, E. BROOKS,
  G. EDWARDS, J. HOFFMAN, H. McDONELL, A. McNALLY IV,                 PROPOSAL 3-Amendment to Cert-
  D. MEYER, J. URQUHART, M. WALLOP                                    ificate to restate business        / /        / /       / /
                                                                      purpose.
      FOR all nominees listed above,
  (except as marked to the contrary below).                           PROPOSAL 4-Amendment to Cert-
                  / /                                                 ificate to provide additional       / /        / /       / /
                                                                      indemnification.

      WITHHOLD AUTHORITY                                              PROPOSAL 5-Amendment to Cert-
  to vote for all nominees listed above.                              ificate to provide for conforming   / /        / /       / /
                  / /                                                 amendments.

     (INSTRUCTION: To withhold authority to vote for any              PROPOSAL 6-Shareholder Proposal     / /        / /       / /
     individual nominee, write that nominee's name in the             on Board Diversity.
     space provided below.)

________________________________________________________________










                Signature(s) ____________________________________________________________________        Date _____________________
                NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.
------------------------------------------------------------------------------------------------------------------------------------
                                                         FOLD AND DETACH HERE